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                                    EXHIBIT 10.56
                              SEPARATION AGREEMENT DATED
                                  DECEMBER 18, 1996
                     BETWEEN THE COMPANY AND GILBERT W. CARNATHAN


December 18, 1996


Gilbert W. Carnathan
23 Minturn Avenue
Broomfield,  CO  80020


Dear Chip:

Cortech, Inc. ("Cortech" or the "Company") has accepted your resignation as an officer and, prospectively, as an employee of the Company effective December 31, 1996. As a consequence of, and contingent upon, your accepting the terms specified in the attached legal release by returning the signed, notarized release no later than January 8, 1997, the Company wishes to continue to receive your services and to provide compensation and certain other benefits in consideration of such services, as follows:

CONTINUED SERVICE AS EMPLOYEE OR CONSULTANT
You shall continue to serve as an employee of the Company and shall provide services to the Company, in any area of your expertise, as requested by the Company's management, at such times and places as reasonably requested. Except as otherwise contemplated herein, you shall be available to provide such services on an as-needed basis for up to ten (10) hours per week until March 31, 1997, and for up to two days per month from April 1, 1997, to September 30, 1997.

Your status as an employee will terminate, and thereafter you shall have the status of a consultant to the Company (i) if you enter another employment or consulting relationship that employs you more than 20 hours per week or provides you with health insurance benefits, (ii) on March 31, 1997 or (iii) upon receipt from the Company of notice of conversion of your status from that of an employee to that of a non-employee consultant, whichever shall first occur. Your status as non-employee consultant will end September 30, 1997.

It is agreed that you will perform work for the Company's benefit. You hereby assign to the Company all rights to all materials, inventions, techniques, processes and the like, developed in the course of this Agreement. You also agree to cooperate as reasonably necessary to assist the Company in the perfection of such assignment. You acknowledge your obligation to refrain from unauthorized use or disclosure of the Company's confidential or proprietary business information and materials, both during the term of this Agreement and after its termination. Throughout the consulting period, you will not, without obtaining the Company's prior written approval, directly or indirectly engage or prepare to engage in any activity in competition with the Company, accept employment or provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in competition with the Company.

COMPENSATION
You shall receive as compensation continuation of your salary at the level in effect immediately preceding your resignation ("Salary") until September 30, 1997, paid on the Company's regular payroll dates. As required by law, all payments will be subject to standard withholding for social security and tax purposes.

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                              EXHIBIT 10.56 (CONTINUED)


Since your required working hours will be reduced compared to your customary schedule, Cortech will make no additional payment to you for any accrued but unused vacation.

EQUITY COMPENSATION
Your stock options will continue to vest during periods in which you continue to be employed by the Company or serve as a consultant as provided hereunder, on their normal vesting schedule through September 30, 1997. Therefore, all options that are exercisable as of September 30, 1997, will be modified to allow exercise until the earlier of their expiration or June 30, 1998. To the extent any options must be amended to effect the foregoing, the Company agrees to do so. You understand that any such amendment will cause an Incentive Stock Option to become a Nonstatutory Stock Option.

HEALTH INSURANCE
Your normal coverage under the Company's health insurance plans will terminate on December 31, 1996. You will be eligible to continue your health benefits under federal COBRA law for up to 18 months thereafter. Cortech will pay for this benefit until the earlier of September 30, 1997, or the date upon which you become covered by another plan.

COMPLETE AGREEMENT
This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of the consulting relationship. In no way does this agreement affect your obligations under the Invention and Trade Secret Agreement signed by you on December 18, 1996, attached hereto and incorporated by reference. The Company's obligations hereunder are contingent upon you complying with all obligations specified in this Invention and Trade Secret Agreement.

You agree by your acceptance of this agreement that as of December 31, 1996, you are no longer eligible for benefits under Cortech's Executive Officers' Severance Benefit Plan.

This agreement is entered into without relying upon any promise, warranty or representation, written or oral, other than those expressly contained in this letter agreement, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by both you and a duly authorized officer of the Company. This letter agreement shall be construed and interpreted in accordance with the laws of the State of Colorado. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this letter agreement. A failure of either you or the Company to enforce at any time, or for any period of time, the provisions of this letter agreement shall not be construed to be a waiver of such provisions or of your right or the right of the Company to enforce each and every such provision.

If you choose to contract with the Company under the terms described above, please indicate your acceptance by signing below. Please return the signed agreements to me.

Sincerely,                             ACCEPTED AND AGREED:

Kenneth R. Lynn
Chief Executive Officer                Gilbert W. Carnathan  /  Date


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